Exhibit 10.110
                                  the greenery
                                        INTERNATIONAL

CONTRACT

Parties                    :        A. Vanzeyst and N. Poot
                                    on behalf of APD Inc.

                                    D. Schuwer
                                    on behalf of The Greenery International

                                    C.A.M. de Wit
                                    on behalf of Van Dijk Beheer BV

Date                       :        1 July 1998

The above three parties, in the consideration that:

1. It is the intention of above parties to stimulate the year-round supply and marketing of fresh bell peppers in North America under The Greenery label;

2. APD Inc. is considering an investment in a 16 ha greenhouse project in the U.S.A. for the production of bell peppers;

3. This contract is valid for the above mentioned 16 ha greenhouse project only;

Have agreed as follows:

a. The bell peppers produced in the above project which meet the Dutch quality requirements for bell peppers destined for export to the U.S.A. will be marketed by APD Inc. in North America under the brand name of The Greenery. The requirements will be specified in writing by The Greenery.

b. APD will not enter into similar arrangements, meaning the production of fresh produce in North America under the product name of European growers and/or European produce, or in co-operation with other European marketing and/or supplier organisations, with the exception of the existing arrangements with the Spanish producer.

c. APD is not allowed to market under The Greenery brand name that part of its production which does not meet the above mentioned requirements.

d. The bell peppers of APD's production which are marketed under the brand name of The Greenery will be marketed in conformity with market prices.


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e.   Apart from the  marketing of the above bell  peppers  which are produced by
     APD itself, APD will give their best efforts to stimulate the marketing of Greenery bell peppers through North America.

f. APD will purchase the products under The Greenery label which it markets in North America and which are from European origin through the Van Dijk Beheer organisation.

g. For the use of The Greenery brand for its own production, APD will pay a fee of US$ [information omitted and subject to request for confidential treatment] per kg produce.

h. In return for payment of this fee, The Greenery International will assist APD in its marketing efforts of Greenery produce in North America. These marketing efforts will be focused on final key account level. The level of assistance will be agreed upon by both parties no later than 1 July 1998.

i. Each year in the months of January/February, APD, The Greenery and the Van Dijk organisation will jointly make a key account planning.

j. All packing materials, advertising material etc. carrying the brand name of The Greenery should be submitted to The Greenery International for approval (in writing) before being used by APD.

k. The Greenery International will have the unlimited right to control the qualities and quantities needed of basic materials carrying The Greenery brand name without prior consent of APD, e.g. at the manufacturer of packing materials or at other stages of production, storage, etc. If the contract should be terminated by either party earlier than described in clause n., all packaging material mentioned in this paragraph will be returned to The Greenery International at cost.

l. For the duration of this agreement, The Greenery International will not enter into similar agreements subject to the stipulation hereunder in clause m.

m. In case the market situation requires an extension of the production of bell peppers in North America which can be marketed under The Greenery brand, APD during a period of three months will have a first option to confirm that they will comply to a request for extension within a reasonable period of time. In case APD informs The Greenery International that it can not or will not extend its production, The Greenery International will have the right to enter into negotiations and reach a similar agreement with other parties in North America.


                                  the greenery
                                        INTERNATIONAL

n. This agreement is made for a duration of five years, with a trial period of 1 year. After 9 months the agreement will be re-evaluated and in case of a successful first year the agreement will be continued for five years. After five years the agreement can be terminated by each party upon one year prior written notice. The exit clause during the trial period means that both parties can cancel this agreement due to non-performance of the other party.

o. Each of the parties will have the right to terminate this agreement per direct in the case of violation of the terms of this agreement by (one of) the other part(ies). Before a direct termination of the agreement, a cure period of three months should be observed.

p. APD will provide The Greenery International with the following information: quarterly turnover figures, a customer list and volume indications for the Dutch imports.

q. Settlement of the royalty mentioned under clause g. will take place every three months.

r. An arbitration clause will be added later after further consultation between the legal representatives of the parties involved.

Den Hoorn, 1 July 1998

A. Vanzeyst                                                   N. Poot



D.  Schuwer                                                   C.A.M. de Wit



                                  the greenery
                                        INTERNATIONAL